Exhibit 99.2
January 7, 2007
Dear Colleague:
Today The Houston Exploration Company and Forest Oil Corporation announced a definitive agreement whereby Forest will acquire all of the outstanding shares of Houston Exploration for an aggregate consideration per share equal to $26.25 in cash and 0.84 shares of Forest common stock. Based on last Friday’s closing price for each company, this represents $52.47 per share of Houston Exploration stock.
This transaction represents a successful conclusion to the strategic review process that our Board of Directors and management team began last year to enhance shareholder value and develop an even stronger future for our company. A copy of the news release that was issued earlier today is attached for your reference.
As many of you know, Forest is one of the largest independent exploration and production companies in the United States. Headquartered in Denver, Colorado, Forest has more than 500 employees, and after divesting their offshore assets in 2006, the company has proved reserves totaling approximately 1.3 Tcfe and producing properties located in Alaska, Louisiana, New Mexico, Oklahoma, Texas, Utah, Wyoming, and in Canada and other international locations. Forest is a leader in our industry; we know them well and know that they share our steadfast commitment to strategic excellence, superior operational performance and financial discipline.
We are excited about this transaction and the opportunities we believe it will provide for our shareholders, as well as you, Houston Exploration’s employees. Over the past year, we have made significant progress in improving our operations and creating a more focused asset portfolio. By combining with Forest, we will be able to join the strengths of both organizations and further build on the foundation we have established.
We expect to complete the transaction after receiving customary regulatory approvals and approval by both companies’ shareholders. Given the complementary nature of our businesses, we expect to realize the benefits of this transaction quickly and efficiently following the transaction’s close. Until that time, however, Houston Exploration and Forest will remain separate companies, and we will continue to run our operations as we have done in the past.
We know you must have several questions, and we will make every effort to keep you updated on new developments and milestones throughout the approval process. An initial Houston-employee meeting is scheduled for Monday, January 8, at 9:30 a.m. in the Granger Room of the

DoubleTree Hotel located at 400 Dallas Street. Employees in other locations will be contacted by their supervisor later today regarding the transaction.
In addition, representatives from the senior management team of Forest will host a meeting at 8:30 a.m. on Tuesday, January 9, for introductions and a discussion about the merger. This meeting will also be in the Granger Room of the DoubleTree Hotel. Meeting dates for employees in other locations are pending, but the Forest representatives are committed to personally visiting the field offices soon.
It has been a true honor to lead this company, and on behalf of our Board and management team, I would like to thank you for your tremendous efforts and unwavering dedication. I am extremely proud of what we have accomplished together and have great confidence in what Houston Exploration and Forest will achieve in the future.
Sincerely,

William G. Hargett
Chairman, President and CEO